UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

Black Gaming, LLC
 (Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 – REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure.

Black Gaming, LLC (the “Company”) has been advised that an ad hoc committee (the “Ad Hoc Committee”) representing certain holders of the Company’s outstanding 9% Senior Secured Notes due 2012 (the “Notes”) has been established. The Company has been advised that the Ad Hoc Committee currently consists of holders or representatives of holders purporting to hold approximately 51% of the outstanding Notes. The Company has been advised that the purpose of the Ad Hoc Committee is to discuss potential strategic alternatives that may be considered on behalf of the holders of the Notes with respect to the Company.

The Company has been advised that other holders or interested parties may contact the Ad Hoc Committee at:

Cadwalader, Wickersham & Taft, LLP
One World Financial Center
New York, NY 10281
(212) 504-6747
Attn: Scott Greenberg

The Company expresses no view with respect to the Ad Hoc Committee or its members and takes no position as to whether the holders of the Notes or their representatives should contact the Ad Hoc Committee. The Company is providing this information solely to make public the information provided to it with respect to the Ad Hoc Committee. Notwithstanding the foregoing, the Company does not undertake to update, confirm, verify, clarify or otherwise provide further information with respect to the Ad Hoc Committee, and any and all further information about the Ad Hoc Committee, its intentions or other information about such Committee should be obtained from the Ad Hoc Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: December 5, 2008	By:	/s/ Sean P. McKay

Sean P. McKay
	Its:	Chief Accounting Officer